SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),

(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No.     )*

WIX.COM LTD.

(Name of Issuer)

ORDINARY SHARES, NIS 0.01 PAR VALUE

(Title of Class of Securities)

M98068105

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M98068105	13G	Page 2 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684335
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,435,572
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,435,572
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,435,572
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M98068105	13G	Page 3 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684339
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,072,197
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,072,197
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,072,197
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M98068105	13G	Page 4 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 45-1259906
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 154,060
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 154,060
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 154,060
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M98068105	13G	Page 5 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII (Co-Investors), L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684337
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 56,376
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 56,376
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,376
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M98068105	13G	Page 6 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0682601
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,718,205
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,718,205
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,718,205
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M98068105	13G	Page 7 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0682598
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,718,205
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,718,205
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,718,205
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. M98068105	13G	Page 8 of 18 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 35-2158588
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,718,205
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,718,205
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,718,205
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0% (based on 37,251,622 Ordinary Shares outstanding as of December 30, 2013)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. M98068105	13G	Page 9 of 18 Pages

Item 1(a).	Name of Issuer:

Wix.com Ltd. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

40 Namal Tel Aviv St.
Tel Aviv, 6350671 Israel

Item 2(a).	Name of Person Filing:

This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Insight Venture Partners VII, L.P., a Cayman Islands exempted limited partnership (“IVP”); (ii) Insight Venture Partners (Cayman) VII, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman”); (iii) Insight Venture Partners (Delaware) VII, L.P., a Delaware limited partnership (“IVP Delaware”); (iv) Insight Venture Partners VII (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors”, and together with IVP, IVP Cayman and IVP Delaware, the “Insight VII Funds”); (v) Insight Venture Associates VII, L.P., a Cayman Islands exempted limited partnership (“IVA”); (vi) Insight Venture Associates VII, Ltd., a Cayman Islands exempted company (“IVA Ltd”); and (vii) Insight Holdings Group, LLC, a Delaware limited liability company (“Insight Holdings”). The general partner of each of the Insight VII Funds is IVA, whose general partner is IVA Ltd. The sole shareholder of IVA Ltd is Insight Holdings.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Venture Management, LLC, 680 Fifth Avenue, New York, New York 10019.

Item 2(c).	Citizenship:

Insight Venture Partners VII, L.P. – Cayman Islands
Insight Venture Partners (Cayman) VII, L.P. – Cayman Islands
Insight Venture Partners (Delaware) VII, L.P. – Delaware
Insight Venture Partners VII (Co-Investors), L.P. – Cayman Islands
Insight Venture Associates VII, L.P. – Cayman Islands
Insight Venture Associates VII, Ltd. – Cayman Islands
Insight Holdings Group, LLC – Delaware

Item 2(d).	Title of Class of Securities:

Ordinary Shares, par value NIS 0.01 per share

CUSIP No. M98068105	13G	Page 10 of 18 Pages

Item 2(e).	CUSIP Number:

M98068105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.	Ownership.

As the general partner of the Insight VII Funds, IVA may be deemed to beneficially own all 3,718,205 Ordinary Shares held directly by the Insight VII Funds. As the general partner of IVA, IVA Ltd may be deemed to beneficially own all 3,718,205 Ordinary Shares held directly by the Insight VII Funds. As the sole shareholder of IVA Ltd, Insight Holdings may be deemed to beneficially own all 3,718,205 Ordinary Shares held directly by the Insight VII Funds.

For IVP:

	(a)	Amount beneficially owned: 2,435,572 Ordinary Shares

CUSIP No. M98068105	13G	Page 11 of 18 Pages

(b)	Percent of class: 6.5%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 2,435,572

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 2,435,572

	(iv)	Shared power to dispose or to direct the disposition of: 0

For IVP Cayman:

(a)	Amount beneficially owned: 1,072,197 Ordinary Shares

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 1,072,197

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 1,072,197

	(iv)	Shared power to dispose or to direct the disposition of: 0

For IVP Delaware:

(a)	Amount beneficially owned: 154,060 Ordinary Shares

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 154,060

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 154,060

	(iv)	Shared power to dispose or to direct the disposition of: 0

For IVP Co-Investors:

(a)	Amount beneficially owned: 56,376 Ordinary Shares

(b)	Percent of class: 0.2%

CUSIP No. M98068105	13G	Page 12 of 18 Pages

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 56,376

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 56,376

	(iv)	Shared power to dispose or to direct the disposition of: 0

For IVA:

(a)	Amount beneficially owned: 3,718,205 Ordinary Shares

(b)	Percent of class: 10.0%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 3,718,205

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 3,718,205

For IVA Ltd:

(a)	Amount beneficially owned: 3,718,205 Ordinary Shares

(b)	Percent of class: 10.0%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 3,718,205

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 3,718,205

For Insight Holdings:

(a)	Amount beneficially owned: 3,718,205 Ordinary Shares

(b)	Percent of class: 10.0%

(c)	Number of shares as to which such person has:

CUSIP No. M98068105	13G	Page 13 of 18 Pages

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 3,718,205

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 3,718,205

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. M98068105	13G	Page 14 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2014

INSIGHT VENTURE PARTNERS VII, L.P.
	By:	Insight Venture Associates VII, L.P., its general partner
	By:	Insight Ventures Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.

	By:	Insight Venture Associates VII, L.P., its general partner
	By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.

By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.
By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

CUSIP No. M98068105	13G	Page 15 of 18 Pages

INSIGHT VENTURE ASSOCIATES VII, L.P.
	By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

INSIGHT VENTURE ASSOCIATES VII, LTD.

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Vice President

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Blair M. Flicker
Name:	Blair M. Flicker
Title:	Attorney-in-Fact

CUSIP No. M98068105	13G	Page 16 of 18 Pages

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.